Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 19, 2025, except for the effects of the discontinued operations as discussed in Notes 3, 14, 19, 20 and 21, as to which the date is December 10, 2025, with respect to the December 31, 2024 consolidated financial statements of Bakkt, Inc. (formerly, Bakkt Holdings, Inc.), incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

May 12, 2026